EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD INC. TO BEGIN TRADING ON
NYSE MKT AS INDEPENDENT COMPANY

Spin-off from Ashford Trust Creates Publicly Traded Asset Management Company
DALLAS, November 12, 2014 -- Ashford Inc. (NYSE MKT: AINC) (“Ashford Inc.” or the “Company”) announced today the successful completion of its spin-off from Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”). The Company will begin “regular way” trading as an independent public company on the New York Stock Exchange MKT (“NYSE MKT”) under the ticker symbol “AINC,” starting tomorrow, November 13, 2014.
Ashford Inc. is a global asset management company focused on managing real estate, hospitality, and securities platforms. Initially, Ashford Inc. will serve as the advisor to Ashford Hospitality Prime (NYSE: AHP) (“Ashford Prime”), an NYSE-listed real estate investment trust (‘REIT”) that invests primarily in high RevPAR luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets. Ashford Inc. will also serve as the advisor to Ashford Trust, an NYSE-listed REIT focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry. Together, Ashford Prime and Ashford Trust own 126 hotels with an aggregate asset value of over $5 billion. In addition to advising these two platforms, Ashford Inc. will be the manager for Ashford Investment Management, a securities investment platform.

Going forward, Ashford Inc. will seek to expand its asset management business through multiple channels, including; (i) managing additional assets of the existing Ashford Trust and Ashford Prime platforms; (ii) managing assets of newly-formed platforms; (iii) acquiring other businesses that provide services to the hospitality industry or acquiring the expertise or personnel necessary to provide such services, and; (iv) acquiring third-party asset management contracts and businesses.
“Today we celebrate the start of a new publicly traded asset management company,” said Monty J. Bennett, Ashford Inc.’s Chairman and Chief Executive Officer. “With one of the best total return track records in the lodging REIT sector, the Ashford Inc. management team will be poised to not only continue to create significant shareholder value as advisor to the Trust and Prime platforms, but it will also be well-positioned to capitalize on additional opportunities to accretively grow and expand Ashford Inc.’s business for the benefit of its shareholders.”
Ashford Trust completed the partial spin-off of Ashford Inc. by distributing a pro-rata taxable dividend of Ashford Inc. common stock to Ashford Trust common stockholders. The distribution was based on a ratio of one share of Ashford Inc. common stock for every 87 shares of Ashford Trust common stock held by stockholders of record as of the close of business of the NYSE on November 11, 2014 (the “Record Date”). Following the distribution by Ashford Trust and the completion of the exchange offer conducted by Ashford Inc., approximately 70% of the outstanding common stock of Ashford Inc. will be publicly held (including shares held by officers and directors of Ashford Trust and Ashford Inc.). The remaining approximate 30% of the outstanding common stock of Ashford Inc. will be held by Ashford Trust. Following the spin-off, there are approximately 2.0 million shares of Ashford Inc. common stock outstanding. An information statement concerning the details of the spin-off has been mailed to Ashford Trust stockholders. Ashford Trust stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the Ashford Inc. spin-off.
Prior to the spin-off, Ashford Trust and Ashford Inc. entered into a separation agreement and various other agreements related to the spin-off, as described in the information statement. Please visit the Company’s website at www.ashfordinc.com under the Investors section for additional information regarding the spin-off, including links to filings with the U.S. Securities and Exchange Commission.

Ashford Inc. is a global asset management company focused on managing real estate, hospitality, and securities platforms.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Inc.’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Inc.’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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